Exhibit 99.1

VANTIV FILES REGISTRATION STATEMENT FOR PROPOSED SECONDARY OFFERING AND ANNOUNCES NOTICE OF EXCHANGE FOR SHARES OF ITS CLASS A COMMON STOCK

Cincinnati, Ohio — November 30, 2012 — Vantiv, Inc. (NYSE: VNTV) announced today that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to the proposed public offering of up to 10,550,000 shares of its Class A common stock by Fifth Third Bank and its affiliate FTPS Partners, LLC. In addition, the underwriters will have an option to purchase up to 1,050,000 additional shares from Fifth Third Bank.

The selling stockholders will receive all of the proceeds from this offering. No shares are being sold by Vantiv.

In connection with the offering, Fifth Third Bank and FTPS Partners will be exchanging a portion of their units in Vantiv Holding LLC, a subsidiary of Vantiv, Inc., for the shares of Class A common stock to be sold in the offering.

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are the underwriters of the offering.

The offering will be made only by means of a prospectus. A copy of the preliminary prospectus, when available, may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: 1-866-803-9204 or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or telephone: 1-800-221-1037, or email: newyork.prospectus@credit-suisse.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vantiv

Vantiv is a leading, integrated payment processor differentiated by a single, proprietary technology platform.

Contact

Nathan Rozof, CFA

Senior Vice President

Investor Relations

866.254.4811 or 513.900.4811

IR@vantiv.com